Exhibit 10.1

CONFIDENTIAL

Date: September 30, 2005

Mr. Philip Wong

3B 3 Stubbs Road

Happy Valley

Hong Kong PRC

Re:          Separation Agreement

Dear Philip,

This is to confirm that you have tendered your resignation as President and as a Director of ValenceTech, Ltd., a wholly owned subsidiary of SRS Labs, Inc., (together referred to as the “Company”). This letter sets forth the severance package that the Company is offering to assure a smooth transition for both you and the Company. Once signed by you, this letter will confirm our agreement on the following terms:

1.             Separation Date: Your resignation of employment with the Company is effective on September 11, 2005, and you will be paid on that day all salary and accrued vacation earned through your date of termination.

2.             Return of Company Property: If you have not already done so, please return all Company property in your possession or under your control immediately. This includes but is not limited to all keys, credit cards, originals and copies of documents, and all office, or telephone equipment. You should contact Reivlin Cham if you believe the Company still has any of your personal belongings.

3.             Separation Benefits: In consideration for your signing and fulfilling your obligations under this agreement, the Company will provide the following severance pay and benefits:

A.            Severance Pay: The Company will pay you an amount that is equal to two (2) months of your base salary, minus appropriate withholding and payroll deductions, payable on the date this agreement takes effect.

B.            Stock Option and Other Benefits: Your stock options will vest and be exercisable in accordance with the terms of the Company stock option plan(s) and your stock option agreement(s) based on your termination date of September 9, 2005. Your participation in all other employee benefits offered by the Company will cease on September 9, 2005.

4.             Cooperation:  You and the Company agree to cooperate in assuring a smooth and orderly transition of your duties and responsibilities. During the period represented by the base severance pay you receive under this agreement, you will make yourself reasonably available by phone and email to answer questions and provide information relating to your duties and responsibilities. In addition, you agree to fully cooperate with the Company in the pending arbitration case, Wong v. ValenceTech, including but not limited to travel to the United States for the arbitration hearing, in which event the Company shall reimburse you for all reasonable and ordinary expenses incurred by you.

5.             Non-Disparagement: You and the management of the Company will refrain from making any disparaging comments about the other or from interfering in any way with the other’s business or future employment. In responding to inquiries about you from prospective employers, the Company will disclose your dates of employment, title, final rate of pay, provided you refer all such inquiries to the human resources department.

6.             Final Settlement: Since these benefits go beyond what you are entitled to under the Company’s policies, you agree that this severance agreement constitutes a full and final settlement of any and all claims, known or unknown, of any kind that you or your dependents may have to date against the Company or any of its parent or affiliated companies and their officers, directors, shareholders, employees, insurers, agents, successors, or assigns, and you agree to dismiss and never to bring any legal or administrative action based on any such claim. This includes but is not limited to claims arising from your hiring, employment, compensation, or termination, or arising under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, or the California Fair Employment and Housing Act.

7.             You understand and agree that this is a full and final release of any and all claims and causes of action which you now have, or in the future may have, against all persons or entities to be released as described in paragraph 6, above, for any and all alleged actions or inactions of the persons or entities released, including any and all claims for any alleged injuries or damages of any type or description arising out of, or in any way connected with, your employment with the Company. You hereby acknowledge that there is a risk that subsequent to the execution of this agreement, you may incur, suffer or sustain injury, loss, damage, costs, attorneys’ fees, expenses or any of these, which are in some way caused by or connected with your employment and which are unknown or unanticipated at the time this agreement is executed. You further acknowledge that there is a risk that such damages as are presently known may become more serious than you now expect or anticipate. Nevertheless, you acknowledge that this agreement has been negotiated and agreed upon in light of these realizations and you hereby expressly waive all rights that you may have in such unknown or unanticipated claims related to your employment. In so doing, you understand and knowingly, voluntarily, and specifically waive all rights you may have under California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

8.             Confidentiality: You agree to keep this agreement, including the fact and amount of pay and benefits, strictly confidential to the fullest extent allowed by law, but you may make disclosures as necessary to your spouse, attorney, and accountant.

9.             Trade Secrets: During your employment, you were entrusted with access to highly confidential trade secrets of the Company concerning its technology, know-how, customers, bids, prospects, finances, business plans, personnel, and other areas. The Confidentiality, Non-Competition and Compliance Agreement you signed shall remain in full force and effect.

10.           Voluntary Agreement: You acknowledge that you are entering into this agreement freely and voluntarily, with a full understanding of its terms including the release of all claims. I advise you to consult an attorney if you so desire before signing this agreement.

11.           Complete Agreement: You agree that this letter sets forth all of the terms of your agreement with the Company, but that any other agreements you have signed with the Company concerning confidential information or assignment of inventions shall remain in effect.

12.           No Admission: You acknowledge that this is not an admission of wrongdoing by you or the Company, and shall not be used as evidence of guilt. If you elect not to sign this letter, it will become null and void.

In order to assure that you are making a voluntary decision, you will have twenty-one (21) days after you receive this agreement in which to decide whether or not to sign it, and if you sign it you will have an additional period of seven (7) days in which to revoke your acceptance by notifying the Company. This agreement will not take effect until that seven day period has ended, at which time you will receive your severance pay and benefits.

To confirm that you agree to these terms, please sign and date the enclosed copy of this letter, and return it to me in the enclosed envelope.

Please call me if you have any questions or comments. I wish you the best in your future endeavors.

Very truly yours,

/s/ Thomas. C. K. Yuen
Thomas. C. K. Yuen
President and Chief Executive Officer

I have carefully read and fully understand all of the provisions of this General Release Agreement.  I further acknowledge that this General Release Agreement is knowing and voluntary on my part, that I have had a reasonable time to deliberate regarding its terms, and that I have had the right to consult with an attorney if I so desired.

I agree to the terms stated in this letter.

/s/ Philip Wong	Dated:	September 30, 2005
Philip Wong